Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Immuneering Corporation filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated May 13, 2021, except for the stock split described in Note 13 as to which the date is July 23, 2021, relating to the consolidated financial statements of Immuneering Corporation and its subsidiary, appearing in the Prospectus, which is a part of the Registration Statement (No. 333-257791) on Form S-1 declared effective on July 29, 2021.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

July 29, 2021